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                                                                   Exhibit 10.10

                                                                        REDACTED

                               ALLIANCE AGREEMENT

     THIS AGREEMENT is made as of this 23rd day of March, 2000, by and between New England Business Service, Inc., a Delaware corporation, on behalf of itself and its U.S. subsidiaries as described on Schedule S (collectively, "NEBS"), with offices located at 500 Main Street, Groton, MA 01471, and Advantage Business Services Holdings, Inc., a Delaware corporation ("Advantage"), with offices located at 126 Merrow Road, Auburn, ME 04211-1330.

     This Agreement describes the terms and conditions of the strategic alliance between NEBS and Advantage, pursuant to which Advantage will provide payroll processing and related services on a private label basis to NEBS' customers, and NEBS will actively market such services to its existing and prospective customers in the United States.

1.   Private Label Program.
     ---------------------

(a) During the term of this Agreement, Advantage agrees to provide private label versions of its payroll processing and related services, identified in Exhibit A (the "Services"), which NEBS will actively market under its various brand names as identified on Schedule S (the "Program").

(b) NEBS and Advantage will consult with each other on a routine basis on current and future payroll processing-related product/service development initiatives. New payroll processing-related products or services developed or sourced by Advantage will be made available to NEBS for inclusion in the Program if, in Advantage's reasonable judgment, such product or service offerings (i) can reasonably be expected to provide operating margins comparable to the margins provided by the Services, and (ii) are reasonably appropriate for inclusion in the Program and such inclusion would not constitute a violation of law; provided, however, that Advantage will make available to NEBS for inclusion in the Program any new payroll processing-related products or services that are compatible with clause
     (ii) above and that Advantage makes available to any other private label or semi-private label program in which Advantage participates. If NEBS agrees to add a new product or service to the Program, such new product or service will be included within the definition of the "Services" for purposes of this Agreement.

(c) During the term of this Agreement, Advantage shall offer the Services to NEBS at prices at least as favorable to NEBS as the prices at which Advantage offers such Services to any similar channel of distribution with a similar number of customers. Notwithstanding the foregoing, nothing in this Agreement shall require Advantage to offer pricing to NEBS which is similar to that offered to Advantage Associates. For purposes of this Agreement, the term "Advantage Associates" means those persons or entities which have executed an Associate License Agreement or Associate's Contract.

(d) Upon general commercial release of its web-based versions of the Services, Advantage will offer to provide to NEBS on a private-label basis as part of the

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     Program such of the web-based Services as Advantage, in its reasonable judgment, deems compatible with the criteria set forth in Section 1(b)(i) and (ii), (the "Web Product"). NEBS will designate which of its web sites are to feature the Web Product and the parties will cooperate in implementing the Web Product.

(e) NEBS will determine, in its sole discretion, which of its trademarks, service marks, trade names, logos and other distinctive brand features will be utilized from time to time during the term of this Agreement in connection with the Program, which may include special trademarks, service marks, logos or other distinctive brand features developed specifically for use in connection with the Program (collectively, the "NEBS Brand Features").

(f) It is the intent of the parties that the NEBS Brand Features will be utilized predominantly in the marketing and provision of the Services, including related sales and customer support. Both parties acknowledge that certain elements of the Program will require the use of Advantage's name due to various operational and statutory requirements. Advantage agrees to use only its corporate name, or the abbreviated version (i.e., "ABSHI" or "Advantage" in a non-stylistic version) in its processing agreements and communications to the customers of the Program ("Program Customers") when such identification is reasonably necessary to respond to operational or regulatory requirements.

(g) NEBS will defend, indemnify and hold harmless Advantage and its subsidiaries, directors, officers, employees and agents, with respect to any losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred as a result of any claim that the NEBS Brand Features violate or infringe any trademark, service mark, trade name, trade dress, copyright, right of privacy, right of publicity or other proprietary right of any third party.

2.   Advantage's Responsibilities.
     ----------------------------

(a) Advantage agrees to provide the Services to all qualified prospective Program Customers, subject to the customary terms and conditions offered by Advantage generally in connection with each such Service. Advantage will be solely responsible for determining whether a prospective Program Customer for the Services requested is qualified, and that it has received and completed the verification and acceptance of all documentation necessary to enroll prospective customers. Advantage will provide the Services in compliance with all applicable federal, state and local laws, in all material respects.

(b) Advantage will establish, at its sole expense, a dedicated facility to support the Program adjacent to its processing and telesales center located in Sarasota, Florida, or such other location designated by Advantage. It is the parties' intent that all Services processing and sales and customer support will be conducted by a dedicated workforce at the dedicated facility; provided, however, that during the initial roll-out of the Program the required service levels may not require a full-time dedicated workforce, in which event Advantage will supply adequate staffing to support the

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     Program from its regular workforce. Notwithstanding the foregoing, tax processing and certain other services for the Program will be integrated into Advantage's overall processing for Advantage clients where such functions are generally centralized. The performance standards for the Services and related sales and customer support provided under the Program will be consistent with the standards, procedures and best practices employed at Advantage's other processing centers. Advantage will include the dedicated facility in its ongoing "disaster recovery planning". NEBS acknowledges that in the event of such a disaster that Advantage may not, in all cases, be able to use the NEBS Brand Features during the disaster.

(c) Advantage will provide sales and customer support for the Program in three components, consisting of sales support representatives, new account representatives and customer service representatives, all as more fully described in Exhibit B. Sales and customer support will be provided by Advantage personnel who are trained and knowledgeable in the provision of assistance to NEBS and Program Customers. Advantage will establish dedicated toll-free telephone numbers for the provision of telephonic sales and customer support from 8:00 a.m. to 8:00 p.m., Eastern time, Monday through Friday. Advantage will also establish dedicated toll-free fax numbers and e-mail addresses for the provision of sales and customer support.

(d) Advantage agrees to provide training to certain NEBS personnel ("NEBS Trainers") to enable them in turn to train other NEBS marketing and sales personnel, and will provide support for such follow-on field or group training sessions as mutually agreed by the parties. Such training will be for the purpose of enabling NEBS personnel to effectively advise prospective customers of the Services offered through the Program, and to market, sell and support such Services. All training programs must be approved by NEBS. Prior to the implementation of the training program, Advantage's trainers will visit NEBS to acquire a better understanding of NEBS' culture, customers and methods of marketing products and services. Advantage will utilize its existing training materials appropriately customized to support the Program, and the training program will be analogous to its then current training program provided to Advantage's own sales force. Elements of the training program will include "job shadowing" key Advantage personnel, as well as onsite training at a mutually agreed upon Advantage or NEBS office. Advantage will provide routine updates of the training program for the services offered through the Program, and will provide appropriate training to the NEBS Trainers as new Services are added to the Program. Advantage will be responsible for the costs associated with its personnel providing such training, and NEBS will be responsible for all costs associated with its personnel related to such training.

(e) Advantage, at its cost, will develop all application and enrollment documentation, appropriately customized to support the Program. Use of all such documentation in connection with the Program will be subject to the prior review and approval of NEBS, which approval shall not be unreasonably withheld or delayed. NEBS, at its cost, will actively produce and distribute such documents, in appropriate quantities, throughout its sales and distribution channels who are participating in the Program.

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3.   NEBS' Responsibilities.
     ----------------------

(a) NEBS agrees to use its reasonable best efforts to actively promote, market and sell the Services pursuant to the Program to its existing and prospective customers in the United States. The parties understand and agree that NEBS' marketing efforts in furtherance of the Program will be implemented in accordance with a mutually agreed upon schedule to be developed by NEBS, which will designate which of its sales channels are to participate in the Program, and the timing and manner of the phase-in of each such channel. NEBS will routinely consult with Advantage with respect to its marketing roll-out plans for the Program.

(b) NEBS will be responsible for the design and production, at its sole expense, of all marketing materials to be utilized in connection with the Program. Advantage will provide assistance to NEBS, upon request, with respect to the development of all such materials, and NEBS' use of any marketing materials will be subject to the prior review and approval of Advantage, which approval shall not be unreasonably withheld or delayed.

(c)  NEBS' Trainers who have received training from Advantage as contemplated by
     Section 2(d) above will, at NEBS' sole expense, provide appropriate and sufficient ongoing training and education to NEBS' sales and distribution channels participating in the Program. Advantage will provide assistance to NEBS Trainers, upon reasonable request, with respect to the development of such training programs, and NEBS' implementation of any training program will be subject to the prior review and approval of Advantage, which approval shall not be unreasonably withheld or delayed.

(d) As part of a new customer sale and setup, NEBS, at its sole expense, shall be responsible for the complete and accurate completion of the New Client Check List, as described in Exhibit C, for all Program Customers.

4.   Fees and Commissions.
     --------------------

(a) Advantage will collect, for its own account, all processing and related fees and charges from the Program Customers in connection with the provision of Services under the Program. Advantage will be responsible for collecting and remitting any applicable sales, use or similar tax imposed on the provision of Services under the Program. The parties shall be jointly responsible for determining whether sufficient nexus exists for purposes of state tax determination in any state in which the Services are provided based upon either NEBS' or Advantage's operations.

(b) Advantage will pay commissions to NEBS on account of all Services provided under the Program equal to the difference between the Wholesale Price for the particular Service set forth in Exhibit D and the retail price established by NEBS and paid by Program Customers. Amounts collected by Advantage in respect of sales, use or similar taxes, delivery charges or special research fees will be excluded for purposes of determining NEBS' commissions. Advantage agrees to collect any handling charge imposed by NEBS with the processing fees and to remit the entire amount of

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     such handling charge to NEBS; provided, however, that such handling charge is not inconsistent with industry practices and would not have a negative impact upon the success of the Program.

(c) Advantage may from time to time, but not more often than once each calendar year without NEBS' prior written consent, change the Wholesale Prices set forth in Exhibit D, upon not less than sixty (60) days prior written notice to NEBS; provided, however, that Advantage will receive relief from its obligations under this Section 4(c) in the event of a change in regulatory requirements, regarding the performance of the Services, which would have a materially negative impact on Advantage's operating margins as it relates to the Program, in which event Advantage shall have the opportunity to make reasonable adjustments in its fees and commissions in response to such regulatory requirement, which adjustments shall become effective ten days after written notice provided to NEBS.

(d) Within thirty (30) days after the end of each month, Advantage will pay the commissions due NEBS under the terms of this Agreement for the immediately preceding month, by check or wire transfer, as instructed by NEBS, accompanied by an accounting in a mutually agreed upon format, which will include information with respect to Program Customers (including name, address, phone number and e-mail address, if any), Services provided, and commissions payable.

(e) Advantage will, for a period of three (3) years following the date of each monthly report issued hereunder, keep records adequate to verify the substance of the report and the associated commission payment. NEBS will have the right, no more than once each year, to have representatives inspect Advantage's records, on reasonable notice and during regular business hours at Advantage's corporate offices, to verify the reports and payments made hereunder. The cost of such audit will be borne by NEBS, provided that if the audit reveals that Advantage has under-reported commissions due NEBS by more than five percent (5%) for the period being audited, then Advantage will reimburse NEBS for the reasonable costs of the audit, and NEBS will be entitled to a second audit in that year in which an error of more than five percent (5%) was detected. In the event of any dispute, such dispute shall be resolved in accordance with provisions of
     Section 12 hereof.

5.   Exclusivity.
     -----------

(a) During the term of this Agreement, NEBS will not market or sell to its customers or prospective customers in the United States products or services substantially similar to the Services other than pursuant to the Program.

(b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent NEBS from entering into referral relationships or other marketing arrangements relating to NEBS' other products and services with third parties who also offer products or services substantially similar to the Services ("Competing Services"), provided that NEBS will not, as part of any such relationship or arrangement: (i) actively market or sell such third party's Competing Services, except that NEBS' direct sales force may distribute third party literature describing various products and

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     services, including Competing Services, and may complete and return third party survey cards indicating customer interest in any such Competing Services; and (ii) accept commissions from such third party with respect to the sale of such third party's Competing Services (unless such services are provided on behalf of such third party by Advantage or one of its affiliates), except that NEBS may receive commissions that are based on total revenue from customers obtained by the third party through NEBS' marketing efforts where NEBS has marketed only the third party's non-Competing Services.

6.   Insurance.
     ---------

(a) Each of the parties agrees to maintain at all times during the term of this Agreement the following insurance coverages: (i) worker's compensation;
     (ii) disability benefits law coverage; (iii) employee dishonesty coverage (also known as a fidelity bond); (iv) commercial general liability insurance; and (v) automobile liability insurance covering owned, leased, non-owned and hired vehicles; in each case in amounts customary and appropriate for the businesses in which the parties are respectively engaged, or otherwise engage in self-insurance arrangements for such coverages, and provided that such insurance can be obtained at commercially reasonable rates. The coverages maintained by each party and described in clauses (iv) and (v) shall name the other party and its subsidiaries as additional insureds.

(b) In addition, Advantage agrees to maintain at all times during the term of this Agreement errors and omissions insurance for third party claims arising from Advantage's acts or omissions in connection with the provision of the Services under the Program, in an amount appropriate for Advantage's business, provided that such insurance can be obtained at commercially reasonable rates. The foregoing coverage shall name NEBS and its subsidiaries as additional insureds.

(c) All coverages will be maintained with insurers licensed to transact insurance business in the state(s) where the insuring party will perform its obligations under this Agreement with an A.M. Best rating of at least A- or better. Each party will provide the other party with a certificate of insurance evidencing the foregoing coverages promptly following execution of this Agreement and thereafter as the other party may reasonably request.

7.   Indemnification. Each party agrees that it shall defend, indemnify and hold
     ---------------
     harmless the other party, its subsidiaries, and their respective directors, officers, employees and agents with respect to any losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys' fees and disbursements) that such other party, subsidiary, director, officer, employee or agent may suffer or incur by reason of (a) the indemnifying party's material breach of this Agreement and (b) any claim by a third party brought against such other party, subsidiary, director, officer, employee or agent because of the acts or omissions of the indemnifying party, its employees or agents or other persons acting on its behalf.

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8.   Trademarks.
     ----------

(a) NEBS hereby grants Advantage a non-exclusive, limited license to use the NEBS Brand Features solely in connection with the performance of its obligations under this Agreement, including by way of illustration and not limitation, Advantage's use of the NEBS Brand Features in the provision of sales and customer support under the Program, on reports, newsletters and other correspondence provided to Program Customers, and on the Web Products. Advantage's use of the NEBS Brand Features will be subject to NEBS' prior approval. Advantage will promptly update its use of the NEBS Brand Features as reasonably directed by NEBS. Upon expiration or termination of this Agreement for any reason, Advantage will immediately cease to use the NEBS Brand Features except as necessary to fulfill its obligations during the Winding Down Period (as hereinafter defined).

(b) Advantage hereby acknowledges NEBS' ownership of the NEBS Brand Features, and the goodwill related thereto, and agrees that all use of the NEBS Brand Features in connection with the Program shall inure to the benefit, and be on behalf, of NEBS. Advantage hereby acknowledges that its use of the NEBS Brand Features will not create in it nor will it represent that it has, any right, title or interest in or to the NEBS Brand Features other than the license granted herein. Advantage agrees not to do anything contesting or impairing NEBS' intellectual property rights in the NEBS Brand Features.

(c) NEBS hereby acknowledges Advantage's ownership of Advantage's trademarks, service marks, logos and other distinctive brand features, including, without limitation, the name "Advantage" and the distinctive Advantage logo (collectively, the "Advantage Brand Features"), and the goodwill associated therewith. NEBS acknowledges that, except as may be necessary to identify Advantage to Program Customers as the reporting Agent as necessary to comply with applicable law, it has no right to use the Advantage Brand Features without Advantage's prior written consent. NEBS agrees that it will not represent that it has any license, right, title or interest in or to the Advantage Brand Features. NEBS agrees not to do anything contesting or impairing Advantage's intellectual property rights in the Advantage Brand Features.

9.   Confidential Information.
     ------------------------

(a) Each party acknowledges that Confidential Information (as hereinafter defined) may be disclosed to the other party during the course of this Agreement, or pursuant to the Purchase and Sale Agreement of even date herewith between the parties and the Agreements referred to therein. Each party agrees that it will protect the other party's Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such Confidential Information as the receiving party uses to protect its own confidential or proprietary information. The receiving party will not use the other party's Confidential Information for any purpose other than in pursuance of the business relationship contemplated by this Agreement. The receiving party will neither disclose nor copy the other party's Confidential Information except as necessary for its employees,

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     agents or contractors with a need to know, provided that any such employee, agent or contractor shall have agreed, as a condition to his or her employment or engagement or in order to obtain Confidential Information, to be bound by non-disclosure and non-use obligations substantially similar to this Section. The receiving party's obligations under this Section will survive the termination of this Agreement.

(b) "Confidential Information" means any information relating to or disclosed in the course of this Agreement which is or should reasonably be understood to be confidential and proprietary to the disclosing party, including but not limited to the existence and terms of this Agreement, sales, cost and other unpublished financial information, product and business plans, projections and marketing data, customer information and mailing lists, information received from others that the disclosing party is obligated to treat as confidential, and other technical, financial or business information. Confidential Information may be furnished in any tangible or intangible form, including written or printed documents, visual demonstrations or inspections, computer disks or tapes, other electronic media or oral communications.

(c) The receiving party's obligations under this Section will not apply, or will cease to apply, to that Confidential Information which the receiving party can establish: (i) is or hereafter becomes generally known or available to the public or interested persons through no breach of this Section by the receiving party; (ii) is rightfully known to the receiving party without restriction on disclosure at the time of its receipt from the disclosing party; (iii) is rightfully furnished to the receiving party by a third party without breach of an obligation of confidentiality; (iv) is independently developed by the receiving party without use or reference to the Confidential Information; (v) is required to be disclosed by applicable law or pursuant to the order of a court, administrative agency or other governmental body (provided that the receiving party shall give the disclosing party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent); or (vi) is approved for release by written authorization of the disclosing party.

(d) During the term of this Agreement and any Winding Down Period, Advantage agrees that it will not disclose to any third person or organization (other than NEBS), or use in any manner other than in pursuance of its obligations under the Program, the list of Program Customers without the prior written consent of NEBS. The foregoing obligation shall survive the expiration of the Winding Down Period with respect to any Program Customer that is converted by NEBS in accordance with the provisions of Section 10. Advantage acknowledges that following the expiration or termination of this Agreement, NEBS may continue to use the list of Program Customers who have been converted by Advantage in accordance with the provisions of Section 10 to market and sell the other products and services offered from time to time by NEBS, subject to the restrictions set forth in Section 10(j). To the extent that any such Program Customer has also purchased one or more of NEBS' other products or services, NEBS may disclose information with respect to such customer to third parties for purposes other than offering or selling Competing Services, provided that such disclosure does not target the Program Customers specifically but only includes them in a larger list of NEBS' customers generally, and that such disclosure does not

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     identify such NEBS customers as customers of Advantage. The restrictions imposed on Advantage and NEBS in this Section 9(d) will be coterminous in duration with the restrictions set forth in Section 10(j).

(e) The parties agree that during the term of this Agreement and for an additional period of two (2) years from the termination hereof, for any reason, neither party will employ nor agree to employ any person who was employed during such term by the other party; provided that from and after March 31, 2003, the foregoing restriction shall apply only with respect to persons employed by the other party within three (3) years preceding the date at issue.

10.  Term and Termination.
     --------------------

(a) The term of this Agreement will commence on the date hereof, and will remain in effect for an initial ten-year term ending on March 31, 2010, subject to earlier termination as provided herein. Thereafter, it will continue in effect for successive five-year periods, subject to earlier termination as provided herein, unless and until canceled by either party upon written notice provided at least eighteen (18) months prior to the end of the then current contract term.

(b) Either party may immediately terminate this Agreement at any time in the event: (i) the other party fails to substantially perform any of its material obligations hereunder, and such breach remains uncured after thirty (30) days following written notice thereof; (ii) the other party becomes insolvent, or voluntary or involuntary proceedings are instituted against the other party under any federal, state or other bankruptcy or insolvency law, or a receiver is appointed for the other party or any of its assets, or the other party makes a general assignment for the benefit of its creditors; or (iii) the other party fails to maintain operations as a going concern for more than twenty (20) consecutive days.

(c) If either party elects not to renew this Agreement at any time as provided in Section 10(a), at the same time such party (the "Terminating Party") delivers its notice of non-renewal it will also deliver to other party an offer to purchase the right to continue providing Services to the Program Customers following expiration of this Agreement. The offer shall state the amount to be paid per Program Customer based on the Services being provided and the number of employees. The other party (the "Non-Terminating Party") shall, within thirty (30) days of receipt of the notice of non-renewal and purchase offer, either (i) accept such offer, or (ii) agree to purchase the right to continue providing Services to the Program Customers upon payment to the Terminating Party of the same amount stated in the Terminating Party's offer. The Non-Terminating Party's election pursuant to clause (i) or (ii) of the preceding sentence will be final and binding on both parties, and failure by the Non-Terminating Party to notify the Terminating Party of its election within the required thirty-day period will be deemed conclusively to be an election to accept the Terminating Party's offer.

(d) The party that has agreed to purchase the right to continue providing Services to the then active Program Customers as a result of the procedures described in Section

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     10(c) (referred to in this Section as the "Purchaser") shall have no more than six months from the expiration date of this Agreement (the "Winding Down Period") to convert such customers, in the case of Advantage, to its own branded Services, and in the case of NEBS, to a new payroll service provider, which may be NEBS or a third party designee. The non-purchasing party shall be referred to in this Section as the "Seller".

(e) The parties will coordinate their activities at all times during the Winding Down Period and thereafter to ensure that Program Customers do not experience any interruption or deterioration in the Services. During the Winding Down Period, the Seller will take no steps to solicit Program Customers to convert to the Seller or discourage Program Customers from converting to the Purchaser. During the Winding Down Period, Advantage will continue to use the NEBS Brand Features in connection with the delivery of the Services and related customer support with respect to each Program Customer until such time as such customer has been converted. NEBS will be entitled to commissions in accordance with Section 4 with respect to Services provided to Program Customers during the Winding Down Period until such customers have been converted.

(f) Within thirty (30) days following the end of the Winding Down Period, the Purchaser will deliver to the Seller a report detailing the Program Customers who were converted by the Purchaser prior to the expiration of the Winding Down Period, together with payment for such Program Customers as determined pursuant to Section 10(c). In addition, if Advantage is the Purchaser, and NEBS notifies Advantage no later than thirty (30) days prior to the termination date of this Agreement that it does not intend to provide Services to Program Customers following such termination date, Advantage will automatically convert all Program Customers to its own branded Services immediately following the termination date and, within thirty (30) days following the expiration date, make the payment to NEBS as determined pursuant to Section 10(c).

(g) If, at the end of the Winding Down Period, any then current Program Customers have not been converted by the Purchaser and have indicated a desire to obtain the Services from the Seller, the Purchaser will immediately so notify the Seller, and the Seller may elect to convert such customers. The parties will cooperate to the extent reasonable and necessary to ensure that such Program Customers do not experience any interruption in the delivery of the Services or related customer support in connection with this transition. Within thirty (30) days following the end of the Winding Down Period, the Seller will deliver to the Purchaser a report detailing the Program Customers which it converted pursuant to this
     Section 10(g), together with payment for such Program Customers determined on the same basis as the payment made by the Purchaser pursuant to Section 10(c). If NEBS is the Purchaser, all active Program Customers as of the expiration of the Winding Down Period who have not been converted by NEBS will immediately be converted by Advantage to its own branded Services, and Advantage will make payment to NEBS in respect of such customers in accordance with this Section.

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(h)  If this Agreement is terminated pursuant to Section 10(b), the purchase arrangements of this Section 10 will apply, except that for purposes of this Section 10(h), the non-breaching party shall have the first option of exercising the Terminating Party's rights under Section 10(c). If the non-breaching party elects to exercise such rights, it shall deliver, with its notice of termination, the offer to purchase the right to continue providing Services to the Program Customers following termination of this Agreement as contemplated by Section 10(c), and the other purchase arrangements set forth in this Section 10 will follow accordingly. Failure by the non-breaching party to deliver such offer with its notice of termination will be deemed conclusively to be an election not to exercise such offer rights. If the non-breaching party elects, or is deemed to have elected, not to exercise the Terminating Party's rights under Section 10(c), then the breaching party must, within thirty days thereafter, exercise the Terminating Party's rights under Section 10(c), and the other purchase arrangements set forth in this Section 10 will follow accordingly. The effective date of any termination of this Agreement pursuant to Section 10(b) will be deferred until the Purchaser and Seller have been determined in accordance with Section 10(d) specifically including the applicable time limits, and the "Winding Down Period" shall be the period, not to exceed one hundred and eighty (180) days, following the effective date of termination of this Agreement.

(i) Except to the extent required by applicable law, neither party will disclose to the public generally or to the Program Customers that the Program is to be discontinued, through either the expiration or termination of this Agreement, prior to the effective date of such expiration or termination. All notices regarding the discontinuation of the Program will be made only with the prior review and approval of both parties, which will not be unreasonably withheld.

(j) For a period of five (5) years following the expiration or termination of this Agreement, neither party will solicit any Program Customers converted by the other party in accordance with this Section 10 with respect to the provision of the Services.

(k) Sections 7 through 13, inclusive, and Advantage's obligation to make payments in accordance with Section 4 with respect to commissions that have accrued prior to the effective date of expiration or termination of this Agreement, will survive such expiration or termination, for the applicable statutes of limitation.

11.  Representations and Warranties. Each party represents and warrants to the
     ------------------------------
     other party that: (a) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (b) the execution and delivery of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; and (c) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms. These representations and warranties shall survive until the second anniversary of the expiration or termination of this Agreement, any statutes of limitations otherwise applicable hereto notwithstanding.

12.  Dispute Resolution. Except for proceedings seeking immediate injunctive
     ------------------
     relief, all disputes between Advantage and NEBS arising out of or relating to this Agreement which cannot be settled amicably within thirty (30) days (or such longer period as mutually agreed upon) from the date that either party informs the other in writing that such dispute exists, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that such notice is given. The site of arbitration shall be (a) Boston, Massachusetts, if arbitration is initiated by Advantage, and (b) Portland, Maine, if arbitration is initiated by NEBS. Any arbitration award shall be final and binding upon the parties and judgment may be entered thereon, upon the application of either party by any court having jurisdiction. Each party shall bear the costs of preparing and presenting its case, and the cost of arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally, or as the award otherwise provides. Either party may at its option request a final decision of the arbitrator(s) within sixty (60) days of submission.

13.  General.
     -------

(a) Remedies. Each party acknowledges that money damages would not be a sufficient remedy for any breach by such party of Section 8 or 9, and the non-breaching party will be entitled to seek specific performance and injunctive relief as remedies for any such breach.

(b) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to Advantage:

     Advantage Business Services Holdings, Inc.
     126 Merrow Road
     Auburn, ME 04211-1330
     Attn: Charles W. Lathrop, Jr., President telecopy: 207-784-0102 telephone: 207-784-0178
     e-mail: charlie_lathrop@advpayroll.com
     with a copy to:

     Peter B. Webster, Esq.
     Verrill & Dana, LLP
     One Portland Square
     P.O. Box 586
     Portland, ME 04112-0586
     telecopy: 207-774-7499
     telephone: 207-774-4000
     e-mail: pbw@verdan.com

     If to NEBS:

     New England Business Service, Inc.
     500 Main Street
     Groton, MA 01471
     Attn: George P. Allman, Senior Vice President telecopy: 978-449-3018 telephone: 978-449-3002
     e-mail: gallman@nebs.com

     with a copy to:

     New England Business Service, Inc.
     500 Main Street
     Groton, MA 01471
     Attn: General Counsel
     telecopy: 978-449-3018
     telephone: 978-449-3302
     e-mail: cbarrows@nebs.com

     Either party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, certified or registered mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(c) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings, written or oral, concerning the subject matter hereof.

(d) Amendments and Waivers. This Agreement may be amended, modified or revoked only by a written instrument executed by all parties hereto. Failure to enforce any provision of this Agreement shall not constitute a waiver of any other provision(s) or of the same provision on another occasion.

(e) No Assignment. Neither party may assign its rights or delegate its duties hereunder without receiving the prior written consent of the other party; provided, however, that each party hereto (the "Assigning Party") shall have the right to assign its respective rights and obligations under this Agreement, upon reasonable prior written notice to the other party, to an affiliate of the Assigning Party or to a successor in interest to substantially all of the business of the Assigning Party to which this Agreement relates; provided that the Assigning Party shall not avoid the provisions of this Agreement by making one or more assignments and then disposing of all or any portion of the Assigning Party's interest in any such assignee; and provided, further, that notwithstanding any such assignment the Assigning Party shall continue to be fully liable to the other party for the discharge of its duties and obligations hereunder.

(f) Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to agreements under seal made and to be performed within the State.

(h) Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as an agreement under seal as of the date and year first written above.

ADVANTAGE BUSINESS SERVICES HOLDINGS, INC.


By: /s/ Charles W. Lathrop, Jr.
    ---------------------------
Name: Charles W. Lathrop, Jr.
Title: President and CEO


NEW ENGLAND BUSINESS SERVICE, INC.


By: /s/ George P. Allman
    ------------------------
Name: George P. Allman
Title: Senior Vice President

                                    SCHEDULES

                                       TO

                               ALLIANCE AGREEMENT

                           DATED AS OF MARCH 23, 2000

                                 BY AND BETWEEN

                       NEW ENGLAND BUSINESS SERVICE, INC.

                                       AND

                   ADVANTAGE BUSINESS SERVICES HOLDINGS, INC.

NEBS will perform its obligations pursuant to the Program through one or more of the following corporate entities:

1.   New England Business Service, a Delaware corporation [parent corporation].

2. Rapidforms, Inc., a New Jersey corporation and a direct wholly-owned subsidiary of NEBS.

3. McBee Systems, Inc., a Colorado corporation and an indirect wholly-owned subsidiary of NEBS.

4. Chiswick, Inc., a Massachusetts corporation and a direct wholly-owned subsidiary of NEBS.

5. Russell & Miller, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of NEBS.

6. NEBS may establish other subsidiaries through which it will perform its obligations pursuant to the Program, subject to the prior consent of Advantage, which consent will not be unreasonably withheld or delayed.

NEBS will utilize one or more of the following brand names in connection with the performance of its obligations under the Program:

1.   NEBS, Rapidforms, McBee, Chiswick, R & M;

2. NEBS may create special purpose brand names in connection with the Program that are variants of its existing brands (e.g., McBeePay) or are unique to the Program. Use of any such unique brand names will be subject to the prior consent of Advantage, which consent will not be unreasonably withheld or delayed.

                                    EXHIBIT A

                         Advantage Products and Services

1.   Automated Payroll Processing and Tax Filing Services

2.   Automated Tax Payments

3.   Electronic Funds Transfer Services

4.   Payroll and Third Party Checks

5.   New Hire Reporting

6.   User Reports

7.   Payroll Processing Software

8.   Tax Filing Software

9.   Time Clock Interfaces

10.  401k Administrative Services

11.  Section 125 Administrative Services

12.  Workers Compensation Insurance Interfaces

13.  Accounting Software Interfaces

                                   Exhibit B

                        Sales & Customer Support Process

                   --------------------          --------------------        --------------------            --------------------
                   McBeePayroll(SM) Rep               Key Account              McBeePayroll(SM)                McBeePayroll(SM)
PROCESS                    Or               =>      Representative     =>      New Account Rep           =>    Customer Service
                        McBee Rep                                                                                    Reps
                    Staffed by McBee             Staffed by Advantage        Staffed by Advantage            Staffed by Advantage
                   --------------------          --------------------        --------------------            --------------------

ACTIVITY        Generate new Payroll sales      Process application &      accurate data "conversations"     Customer relationship
                                                Conversion paperwork.      With McBeePayroll(SM)" adminis-   maintenance once a
                                                                           trator.                           payroll runs without
                                                                                                             issue.

LOCATION             Decentralized                  Centralized                    Centralized                    Centralized
                                                     (Sarasota)                     (Sarasota)                     (Sarasota)

                -----------------------------------------------------
                                   McBeePayroll(SM)
                               "800 Sales Support Line
SALES SUPPORT                   Centralized (Sarasota)

                            Staffed by Advantage Payroll
                -----------------------------------------------------

TIME ->                  ->                  ->                  ->                  ->                  ->                  ->
------------------------------------------------------------------------------------------------------------------------------------
Payroll Pre-Sell                                                                                                 Payroll Run 3 Times

                                    Exhibit C

New Client Set Up Checklist
-----------------------------------------------------------

[ ]  Voided Check

[ ]  Proof of Federal and State ID Numbers

[ ] Employee information for all active and terminated employees in the current year:
     [ ]  Name                       [ ]  Social Security Number
     [ ]  Address                    [ ]  Marital Status
     [ ]  Rate of Pay                [ ]  Exemptions claimed
     [ ]  Departmental information   [ ]  Voluntary deductions

[ ]  SUI Rate for current year

[ ]  Forms 941 for the lookback period and remainder of previous year

[ ]  Federal (941) and state tax returns for previous quarters in current year
     [ ]  1st quarter                [ ]  3rd quarter
     [ ]  2nd quarter                [ ]  4th quarter

[ ]  Federal and state tax deposits made in the current quarter

[ ]  SUI tax deposits made in the current year
     [ ]  1st quarter                [ ]  3rd quarter
     [ ]  2nd quarter                [ ]  4th quarter

[ ]  FUTA tax deposits made in the current year
     [ ]  1st quarter                [ ]  3rd quarter
     [ ]  2nd quarter                [ ]  4th quarter

[ ]  Year-to-date and quarter-to-date company totals:
     [ ]  Gross wages                [ ]  Social security
     [ ]  Federal withholding        [ ]  Medicare
     [ ]  State withholding          [ ]  Voluntary deductions with
     [ ]  Local withholding               tax implications
     [ ]  State disability

[ ]  Company totals for each pay period in the current quarter:
     [ ]  gross wages                [ ]  social security
     [ ]  federal withholding        [ ]  Medicare
     [ ]  state withholding          [ ]  Voluntary deductions with
     [ ]  local withholding               tax implications
     [ ]  state disability

                                    Exhibit D

                            [Intentionally omitted.]*




----------------
* This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

                         AMENDMENT TO ALLIANCE AGREEMENT

     THIS AMENDMENT TO ALLIANCE AGREEMENT is made as of the 23rd day of March, 2000 (the "Amendment"), by and among New England Business Service, Inc., a Delaware corporation ("NEBS"), with offices located at 500 Main Street, Groton, MA 01471, McBee Systems, Inc., a Colorado corporation ("McBee") and an indirect wholly owned subsidiary of NEBS, with offices located at 299 Cherry Hill Road, Parsippany, NJ 07054, and Advantage Business Services Holdings, Inc., a Delaware corporation ("Advantage"), with offices located at 126 Merrow Road, Auburn, ME 04211-1330.

                                    RECITALS
                                    --------

     WHEREAS, NEBS and Advantage have entered into an Alliance Agreement, dated as of March 23, 2000 (the "Alliance Agreement"); which Alliance Agreement describes the terms and conditions of the strategic alliance between NEBS and Advantage, pursuant to which Advantage will provide payroll processing and related services on a private label basis to NEBS' customers, and NEBS will actively market such services to its existing and prospective customers in the United States; and

     WHEREAS, as part of the Program, McBee desires to market Advantage payroll processing and related services to its existing and prospective customers in the United States under the "McBee Payroll" brand, and Advantage desires to provide its services in connection with the McBee Payroll program, all in accordance with the terms and conditions of the Alliance Agreement; and

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and the recitals above which are incorporated into this Amendment, and in consideration of the representations, warranties, covenants, agreements and understandings herein contained, the parties agree as follows:

     1. Capitalized terms used and not otherwise defined in this Amendment shall have the meaning ascribed to them in the Alliance Agreement.

     2. McBee hereby becomes a party to the Alliance Agreement which is incorporated into this Amendment by reference, and agrees to be bound by all the terms and conditions thereof, and hereby assumes and shall be entitled to all NEBS' rights and responsibilities thereunder with respect to the McBee Payroll program. Each reference in the Alliance Agreement to "NEBS", or any related or derivative term, when applied to the McBee Payroll program, shall be deemed to apply to McBee, except as the context may otherwise require. By adding additional parties to the Alliance Agreement, it is not the parties' intention to require Advantage to duplicate services, such as dedicated facilities, staffing or training, except as mutually determined by the parties to be desirable to maximize the success of the Program.

     3. Notwithstanding anything herein to the contrary, NEBS shall continue to be fully liable for the discharge of the responsibilities of its subsidiaries, including without limitation McBee, under the Alliance Agreement.

     4. Section 14 of the Alliance Agreement is hereby amended to add the following notice provisions with respect to McBee:

     If to McBee:

     McBee Systems, Inc.
     299 Cherry Hill Road
     Parsippany, NJ 07054
     Attn: President
     telecopy:  973-263-8535
     telephone: 973-263-3225

     with copies to:

     New England Business Service, Inc.
     500 Main Street
     Groton, MA 01471
     Attn: George P. Allman, Senior Vice President telecopy: 978-449-3018 telephone: 978-449-3002
     e-mail: gallman@nebs.com

     and

     New England Business Service, Inc.
     500 Main Street
     Groton, MA 01471
     Attn: General Counsel
     telecopy:  978-449-3018
     telephone: 978-449-3302
     e-mail: cbarrows@nebs.com

     5. Except to the extent expressly amended hereby, the provisions of the Alliance Agreement shall remain in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as an agreement under seal as of the date and year first written above.

ADVANTAGE BUSINESS SERVICES HOLDINGS, INC.


By: /s/ Charles W. Lathrop, Jr.
    ------------------------------
Name: Charles W. Lathrop, Jr.
Title: President and CEO


NEW ENGLAND BUSINESS SERVICE, INC.


By: /s/ George P. Allman
    ------------------------------
Name: George P. Allman
Title: Senior Vice President


McBEE SYSTEMS, INC.


By: /s/ Daniel M. Junius
    ------------------------------
Name:  Daniel M. Junius
Title: Treasurer